UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Phipps, Charles H.
   c/o Sevin Rosen Funds
   Two Galleria Tower
   13455 Noel Road, Suite 1670
   Dallas, TX  75240
2. Issuer Name and Ticker or Trading Symbol
   ArQule, Inc.
   ("ARQL")
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   October 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, par value $.0|10/10/|J(1)| |510,501           |D  |           |658,113            |I     |By Sevin Rosen Fund IV L.P.|
1 per share                |97    |    | |                  |   |           |                   |      | (2)                       |
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Common Stock, par value $.0|10/10/|J(3)| |810               |A  |           |4,250              |I     |By Trustee (4)             |
1 per share                |97    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|10/10/|J(3)| |17,151            |A  |           |44,066             |D     |                           |
1 per share                |97    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|      |    | |                  |   |           |24,421             |I     |By Legomer Investors, Inc. |
1 per share                |      |    | |                  |   |           |                   |      |(5)                        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  Distribution by Sevin Rosen Fund IV L.P. to its
partners.
(2) The Reporting Person is a general partner of SRB Associates IV L.P., the general partner of Sevin Rosen Fund
IV L.P. The Reporting Person disclaims beneficial ownership, within the meaning of Rule 13d-3 under the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), of the shares of stock held by such entities except to the extent of his proportionate partnership interest
therein.
(3) Acquired by Reporting Person pursuant to a distribution by SRB Associates IV L.P. to its partners.
(4) The shares of stock are held in a trust for the benefit of the Reporting Person's child. The Reporting Person's wife is the
trustee.
(5) Sevin Rosen Fund IV L.P. is a majority stockholder in Legomer Investors, Inc. Steven M. Dow, a general partner of SRB Associates IV L.P., is the President and a director of Legomer Investors, Inc. The Reporting Person disclaims beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of the shares of stock owned by Legomer Investors, Inc., except to the extent of his pecuniary interest therein.
SIGNATURE OF REPORTING PERSON
/s/ John V. Jaggers, as Attorney-in-Fact
DATE
November 7, 1997